Exhibit 10.8

Datadog, Inc. 620 8th Avenue, 45th Floor New York, NY 10018 (866) 329-4466 www.datadoghq.com February 27, 2017

Laszlo Kopits

[e-mail address]

Laszlo,

Datadog, Inc. (the “Company”) is pleased to convert you to full-time employment on the following terms:

1.

Position. Your title will be Interim Deputy General Counsel, and you will report to the Company’s General Counsel. Your start date will be February 27, 2017. This is a full-time, exempt position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.

Base Salary. The Company will pay you a starting salary of $8,958.33 per pay period (equivalent to $215,000 annually), payable in accordance with the Company’s standard payroll schedule. This salary may be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.	Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits.

4.

Proprietary Information and Inventions Agreement. The Company’s standard Proprietary Information and Inventions Agreement, a copy of which you previously signed, will continue in full force in connection with your full-time employment.

5.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s employment policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

6.	Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions as required by law.

7.

Interpretation, Amendment and Enforcement. This letter agreement constitutes the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company (except the Proprietary Information and Inventions Agreement). The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any dispute.

[signature page follows]

You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning them to me. This offer, if not accepted, will expire at the close of business on February 27, 2017.

Sincerely,
DATADOG, INC.

By:	/s/ Olivier Pomel
Name:	Olivier Pomel
Title:	CEO

I ACKNOWLEDGE RECEIPT OF, AND AGREE TO THE TERMS OF, THIS LETTER AGREEMENT (INCLUDING SALARY, PAY RATE AND PAYDAY INFORMATION). I ADVISED DATADOG THAT MY PRIMARY LANGUAGE IS ENGLISH, AND WAS GIVEN THIS LETTER AGREEMENT IN ENGLISH BECAUSE IT IS MY PRIMARY LANGUAGE.

By:	/s/ Laszlo Kopits	Date:	2/27/2017 10:44 AM EST
Laszlo Kopits

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